Exhibit 11.2

AFYA LIMITED

Statement of Policy Concerning Trading Policies

Adopted July 7, 2019

Amended on June 09, 2021

TABLE OF CONTENTS

Page No.

I. Summary of the Company Policy Concerning Trading Policies	1
II. The Use of Inside Information in Connection With Trading in Securities	2
A. General Rule.	2
B. Who Does the Policy Apply To?	2
C. Other Companies’ Stock.	3
D. Hedging and Derivatives.	3
E. Pledging of Securities, Margin Accounts.	3
F. General Guidelines.	3
1. Nondisclosure	4
2. Trading in the Company Securities	4
3. Avoid Speculation	4
4. Trading in Other Securities	4
5. Restrictions on the Window Group	4
G. Applicability of U.S. Securities Laws to International Transactions.	5
III. Other Limitations on Securities Transactions	6
A. Public Resales – Rule 144.	6
B. Private Resales.	7
C. Restrictions on Purchases of Company Securities.	7
D. Filing Requirements.	7
1. Schedule 13D and 13G	7
2. Form 144	8

I.	Summary of the Company Policy Concerning Trading Policies

It is Afya Limited’s and its subsidiaries’ (collectively, the “Company”) policy that it will, without exception, comply with all applicable laws and regulations in conducting its business. Each employee and each director is expected to abide by this policy. When carrying out Company business, employees and directors must avoid any activity that violates applicable laws or regulations. In order to avoid even an appearance of impropriety, the Company’s directors, officers and certain other employees are subject to pre-approval requirements and other limitations on their ability to enter into transactions involving the Company’s securities. Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, the entry into, amendment or termination of any such written trading plan is subject to pre-approval requirements and other limitations.

1

II.	The Use of Inside Information in Connection With Trading in Securities
A.	General Rule.

The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.

All employees and directors should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if an employee or a director of a company knows material non-public financial information, that employee or director is prohibited from buying or selling shares in the company until the information has been disclosed to the public. This is because the employee or director knows information that will probably cause the share price to change, and it would be unfair for the employee or director to have an advantage (knowledge that the share price will change) that the rest of the investing public does not have. In fact, it is more than unfair; it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.

The general rule can be stated as follows: It is a violation of federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. It is inside information if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping”.) In that case, they may both be held liable.

The Securities and Exchange Commission (the “SEC”), the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, officers, and supervisors. These persons may be subject to fines up to the greater of $1,000,000 or three times profit (or loss avoided) by the insider trader.

Inside information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests. More particularly, in connection with trading in the Company’s securities, it is a fraud against members of the investing public and against the Company.

B.	Who Does the Policy Apply To?

The prohibition against trading on inside information applies to directors, officers and all other employees, as well as their immediate families, and members of their households and to other persons who gain access to that information. The prohibition applies to both domestic and international employees of the Company and its subsidiaries. Because of their access to confidential information on a regular basis, Company policy also subjects its directors, officers and other employees that have access to privileged information (including those of its subsidiaries), and other persons who gain access to that information (the “Window Group”) to additional restrictions on trading in the Company securities. The restrictions for the

2

Window Group are discussed in Section F below. In addition, the Window Group may be subject to other ad hoc restrictions on trading from time to time.

All directors, officers and other employees of the Company and its subsidiaries are required to sign an acknowledgment in the form of Annex A hereto confirming that they have read and understood the contents of this policy.

C.	Other Companies’ Stock.

Employees, officers and directors who learn material information about service providers, suppliers, customers, or competitors through their work at the Company, should keep it confidential and not buy or sell stock in such companies until the information becomes public. Employees and directors should not give tips about such stock.

D.	Hedging and Derivatives.

Employees, officers and directors are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or major event. It is difficult for an employee, officer or director to prove that he or she did not know about the announcement or event.

If the SEC or the stock exchanges were to notice active options trading by one or more employees, officers or directors of the Company prior to an announcement, they would investigate. Such an investigation could be embarrassing to the Company (as well as expensive), and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits its employees, officers and directors from trading in options or other derivatives involving the Company’s stock. As noted above, this policy does not pertain to employee, officers and directors stock options granted by the Company. Employee stock options cannot be traded.

E.	Pledging of Securities, Margin Accounts.

Employees, officers and directors are prohibited from pledging Company securities, including by purchasing Company securities on margin or holding Company securities in a margin account, except if the employees, officers or directors (i) send a notice to the Chief Financial Officer and the Chief Legal Officer; and (ii) execute a letter of consent with the Company, acknowledging the risks involving pledge and margin accounts with shares. Under certain circumstances, pledged securities may be sold by the pledgee even without the pledgor’s consent, such as, for example, securities held in a margin account, which may be sold by a broker without the customer's consent if the customer fails to meet a margin call. Because such a sale may occur at a time when an employee, officer or director has material inside information or is otherwise not permitted to trade in Company securities, the Company prohibits employees, officers and directors pledging Company securities in any circumstance, including by from purchasing Company securities on margin or holding Company securities in a margin account.

F.	General Guidelines.

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:

3

1.       Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it.

2.       Trading in the Company Securities. No employee, officer or director should place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company’s securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales of stock and convertible securities. The exercise of employee, officer or director stock options under the Company’s stock option plan with a cash payment of the exercise price is not subject to this policy, since the other party to these transactions is the Company itself and the price does not vary with the market, but is fixed by the terms of the option agreement. However, stock that was acquired upon exercise of a stock option will be treated like any other stock, and may not be sold by an employee, officer or director who is in possession of material inside information (including any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of, or tax withholding on, an option). Any employee, officer or director who possesses material inside information should wait until the start of the second business day after the information has been publicly released before trading.

3.       Avoid Speculation. Investing in the Company’s common stock provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the employee, officer or director in conflict with the best interests of the Company and its stockholders. Although this policy does not mean that employees, officers or directors may never sell shares, the Company encourages employees, officers and directors to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company culture.

4.       Trading in Other Securities. No employee, officer or director should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation, if the employee, officer or director learns in the course of his or her employment confidential information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if an employee, officer or director learned through Company sources that the Company intended to purchase assets from a company, and then placed an order to buy or sell stock in that other company because of the likely increase or decrease in the value of its securities.

5.       Restrictions on the Window Group. The Window Group consists of (i) directors and executive officers of the Company and its subsidiaries and their assistants and household members, (ii) other employees of the Company and its subsidiaries and other persons that have access to privileged information as may be designated from time to time and informed of such status by the Company’s Financial or Legal Officers. The Window Group is subject to the following restrictions on trading in Company securities:

▪	trading is permitted from the start of the second business day following an earnings release with respect to the preceding quarter until 15 days before an earnings release with respect to the following quarter(the “Earnings Window”), subject to the restrictions below;
4

▪	all trades related to directors and officers of the Company and its subsidiaries are subject to prior review, therefore clearance for all trades must be obtained from the Company’s Financial Officer or Chief Legal Officer;
▪	no trading is permitted outside the Earnings Window, except for reasons of exceptional personal hardship and subject to prior review by the Chief Financial Officer or Chief Legal Officer; provided that, if one of these individuals wishes to trade outside the Earnings Window, it shall be subject to prior review as indicated above; and
▪	individuals in the Window Group are also subject to the general restrictions on all employees.

Note that at times the Chief Financial Officer or Legal Officer may determine that no trades may occur even during the Earnings Window, as the case may be, when clearance is requested. No reasons may be provided and this determination itself may constitute material inside information that should not be communicated.

Any person from the Window Group that had access to material inside information who ceases to hold a position as director or officer or employee of the Company or its subsidiaries before the disclosure of the material inside information originated during their term of office cannot trade Securities until the disclosure to the public of the material inside information. This restriction does not apply in case of the exercise of the Company Stock Option Plan.

The foregoing Window Group restrictions do not apply to transactions pursuant to plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (“10b5-1 Plans”). However, Window Group members may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of the Chief Financial Officer or Legal Officer, which will only be given during an Earnings Window period.

G.	Applicability of U.S. Securities Laws to International Transactions.

All employees, officers and directors of the Company and its subsidiaries are subject to the restrictions on trading in the Company securities. The U.S. securities laws may be applicable to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by the Chief Financial Officer or Legal Officer for compliance not only with local law but also for possible application of U.S. securities laws.

5

III.	Other Limitations on Securities Transactions
A.	Public Resales – Rule 144.

The U.S. Securities Act (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not.

1.       Holding Period. Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.

2.       Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.

Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:

1.       Volume Limitations. The amount of debt securities which can be sold by an affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.

2.       Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

6

3.       Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements”.

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

B.	Private Resales.

Directors, officers and employees also may sell securities in a private transaction without registration. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities understands he is acquiring restricted securities that must be held for at least six months (if issued by a reporting company that meets the current public information requirements) or one-year (if issued by a non-reporting company) before the securities will be eligible for resale to the public under Rule 144. Private resales raise certain documentation and other issues and must be reviewed in advance by the Chief Financial Officer or Legal Officer.

C.	Restrictions on Purchases of Company Securities.

In order to prevent market manipulation, the SEC adopted Regulation M under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”). Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with the Chief Financial Officer or Legal Officer of the Company, if you desire to make purchases of Company stock during any period that the Company is making conducting an offering or buying shares from the public.

D.	Filing Requirements.

1.       Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within ten days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed promptly. A decrease in beneficial ownership to less than five percent is per se material and must be reported.

A limited category of persons (such as banks, broker-dealers and insurance companies) may file on Schedule 13G, which is a much abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer. A report on

7

Schedule 13G is required to be filed with the SEC and submitted to the Company within 45 days after the end of the calendar year in which the reporting threshold is reached.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). A person filing a Schedule 13D or 13G may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

2.       Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

8

Annex A

TERM OF ACKNOWLEDGMENT AND AGREEMENT

By signing this Term of Acknowledgment and Agreement, I acknowledge that I have received copies of the current Statement of Policy Concerning Trading Policies (the “Trading Policy”) of Afya Limited, have read and understood the Trading Policy’s content, and agree to comply with the Trading Policy in all respects.

Full name	:
Registration No. (ID Number)	:

Signature

Place and Date